Filed Pursuant to Rule 433

Dated March 4, 2025

Registration Statement No. 333-269639

3M Company

$550,000,000 4.800% Notes due 2030

$550,000,000 5.150% Notes due 2035

Summary of Terms

4.800% Notes due 2030

Issuer:	3M Company

Expected Ratings*:	A3 (Stable) / BBB+ (Stable) / A- (Stable) (Moody’s/S&P/Fitch)

Security Description:	SEC-Registered Fixed Rate Notes

Principal Amount:	$550,000,000

Trade Date:	March 4, 2025

Settlement Date**:	March 13, 2025 (T+7)

Maturity Date:	March 15, 2030

Coupon:	4.800% per annum

Interest Payment Dates:	Payable semi-annually on the 15th day of March and September, beginning September 15, 2025

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	4.000% due February 28, 2030

Benchmark Treasury Price / Yield:	99-31+ / 4.003%

Re-offer Spread to Benchmark Treasury:	T+80 bps

Re-offer Yield:	4.803%

Price to Public:	99.986% of the principal amount

Gross Proceeds:	$549,923,000

CUSIP / ISIN:	88579Y BQ3 / US88579YBQ35

Minimum Denominations:	$2,000 by $1,000

Redemption:	Prior to February 15, 2030 (one month prior to their maturity) (the “Par Call Date”), the Issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes of such series to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. In addition, at any time on or after the Par Call Date, the Issuer may redeem the notes in whole or in part, at its option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Blaylock Van, LLC

BNY Mellon Capital Markets, LLC

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Santander US Capital Markets LLC

U.S. Bancorp Investments, Inc.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes prior to the business day before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

5.150% Notes due 2035

Issuer:	3M Company

Expected Ratings*:	A3 (Stable) / BBB+ (Stable) / A- (Stable) (Moody’s/S&P/Fitch)

Security Description:	SEC-Registered Fixed Rate Notes

Principal Amount:	$550,000,000

Trade Date:	March 4, 2025

Settlement Date**:	March 13, 2025 (T+7)

Maturity Date:	March 15, 2035

Coupon:	5.150% per annum

Interest Payment Dates:	Payable semi-annually on the 15th day of March and September, beginning September 15, 2025

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	4.625% due February 15, 2035

Benchmark Treasury Price / Yield:	103-10 / 4.214%

Re-offer Spread to Benchmark Treasury:	T+95 bps

Re-offer Yield:	5.164%

Price to Public:	99.891% of the principal amount

Gross Proceeds:	$549,400,500

CUSIP / ISIN:	88579Y BR1 / US88579YBR18

Minimum Denominations:	$2,000 by $1,000

Redemption:

Prior to December 15, 2034 (three months prior to their maturity) (the “Par Call Date”), the Issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes of such series to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. In addition, at any time on or after the Par Call Date, the Issuer may redeem the notes in whole or in part, at its option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

BNY Mellon Capital Markets, LLC

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

R. Seelaus & Co., LLC

Santander US Capital Markets LLC

U.S. Bancorp Investments, Inc.

Blaylock Van, LLC

Samuel A. Ramirez & Company, Inc.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes prior to the business day before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in the European Economic Area.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement thereto in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611 or J.P. Morgan Securities LLC 1-212-834-4533.